Exhibit 99.1

Contacts:	Amy Glynn/Nick Laudico
Devra Shapiro	The Ruth Group
IPC The Hospitalist Company, Inc.	(646) 536-7023/7030
(818) 766-3502	aglynn@theruthgroup.com
nlaudico@theruthgroup.com

IPC The Hospitalist Company Reports Record Fourth Quarter and Full Year 2010 Results

North Hollywood, CA—March 7, 2011—IPC The Hospitalist Company, Inc. (NASDAQ: IPCM), a leading national hospitalist physician group practice, today announced financial results for the fourth quarter and full year ended December 31, 2010.

Fourth Quarter 2010 Highlights (comparisons are to fourth quarter 2009):

•	Net revenue increased 18% to $97.2 million, with same-market area net patient revenue growth of 14%

•	Patient encounters reached an all-time high of 1.0 million, for a 16% increase

•	Income from operations increased 39% to $11.5 million

•	Net income increased 31% to $7.0 million, or $0.42 per diluted share

Year Ended December 31, 2010 Highlights (comparisons are to the year ended December 31, 2009):

•	Net revenue increased 17% to $363.4 million, with same-market area net patient revenue growth of 13%

•	Patient encounters increased 16% to 3,810,000

•	Income from operations increased 30% to $39.3 million

•	Net income increased 30% to $24.3 million, or $1.46 per diluted share

Adam D. Singer, M.D., Chief Executive Officer of IPC The Hospitalist Company, stated, “We are very pleased to report that we reached a new milestone for the fourth quarter with 1.0 million patient encounters generating $97.2 million in revenue, for an 18% increase. Our existing markets increased revenue by 14% and our five new markets, including two we entered in 2009 and three in 2010, contributed to the overall top-line growth. Acquisitions remain an important part of our growth strategy and we continue to execute on plan. We completed fifteen acquisitions in 2010, including eight in the fourth quarter. To-date in 2011 we have completed two more acquisitions and taken over two hospitalist groups previously employed by a hospital system.”

Dr. Singer added, “Included in our 2010 acquisitions were three physician groups specializing in post-acute facilities. Combined with our existing post-acute practices, we believe IPC is now one of the largest providers of hospitalist services in the post-acute arena. Expansion of our post-acute services is important to our growth strategy as it further solidifies our market presence and allows us to provide care coordination for in-patients across a wide spectrum of healthcare facilities including acute, long-term care, skilled nursing, rehabilitation and psychiatric facilities. In this era of healthcare reform, we believe the ability to provide coverage across the entire episode of facility based care positions us well.”

Fourth Quarter 2010

Patient encounters for the three months ended December 31, 2010 increased by 141,000, or 16.3%, to 1,006,000, compared to 865,000 for the same period last year. Net revenue for the three months ended December 31, 2010 was $97.2 million, an increase of $15.0 million, or 18.3%, from $82.2 million for the three months ended December 31, 2009. Of this $15.0 million increase, $11.5 million, or 76.7%, was attributable to same-market area growth and $3.5 million was attributable to revenue generated from new market acquisitions. IPC entered two new markets through acquisitions in 2009 and three new markets through acquisitions in 2010. The increase in same-market area net revenue of 14.4% was largely the result of a 13.3% increase in patient encounters.

Physician practice salaries, benefits and other expenses for the three months ended December 31, 2010 were $68.8 million, or 70.8% of net revenue, compared to $59.1 million, or 71.9% of net revenue, for the three months ended December 31, 2009. The increase in practice costs is largely related to the increase in the number of hospitalists added through hiring and acquisitions during the year.

General and administrative expenses increased $2.8 million, or 20.6%, to $16.2 million, or 16.6% of net revenue, for the three months ended December 31, 2010, as compared to $13.4 million, or 16.3% of net revenue, for the three months ended December 31, 2009. The increase in expense is the result of increased stock based compensation due to IPC’s higher stock price, the opening of several new regional offices to support the five new markets entered by acquisitions, additional corporate development, legal and compliance expense to support the higher level of acquisitions in 2010, and increased finance and information technology costs to support the continuing growth of operations. General and administrative expenses as a percentage of net revenue increased slightly in 2010 as compared to 2009, primarily as a result of the increase in stock based compensation. The increase in stock based compensation expense as a percentage of revenue increased the overall general and administrative percentage by 41 basis points in the fourth quarter of 2010 compared to the fourth quarter of 2009.

Income from operations increased $3.2 million, or 38.6%, to $11.5 million, as compared to $8.3 million for the same period in the prior year. The operating margin was 11.9% for the three months ended December 31, 2010, compared to 10.1% for the three months ended December 31, 2009. Included in income from operations in the fourth quarter of 2009 was a professional liability settlement in excess of third party insurance coverage in the amount of $750,000. Excluding this item, the operating margin improvement was 90 basis points.

The effective tax rate increased in the fourth quarter of 2010 to 39.0% as compared to 35.4% for the same period last year. The increase in the effective tax rate is primarily attributable to the recognition of increased benefits from certain revised state tax credits and deductions in the 2009 fourth quarter tax provision while the same level of tax credits and deductions were recognized over four quarters in 2010. The effective tax rate differs from the statutory U.S. federal rate of 35.0% due primarily to state income taxes.

Net income increased to $7.0 million for the three months ended December 31, 2010, as compared to $5.4 million for the three months ended December 31, 2009, and the net income margin increased to 7.2% from 6.5% for the same period in the prior year. Diluted earnings per share for the quarter ended December 31, 2010 was $0.42, compared to diluted earnings per share of $0.32 in the fourth quarter of 2009, an increase of 29.4%.

Year Ended December 31, 2010

Patient encounters for 2010 increased by 516,000, or 15.7%, to 3,810,000, compared to 3,294,000 for 2009. Net revenue for 2010 was $363.4 million, an increase of $52.9 million, or 17.0%, from $310.5 million for 2009. Of this $52.9 million increase, $37.7 million, or 71.3%, was attributable to same-market area growth and $15.2 million was attributable to revenue generated from five new markets, two of which were entered through acquisition in 2009 and three in 2010. Same-market encounters increased 11.8% and patient revenue per encounter increased 1.3%, resulting in an increase in same-market patient revenue of 13.3%. Same-market hospital contract and other revenue decreased on a net basis, primarily from less locum cost reimbursement, resulting in an overall 12.3% increase in same-market net revenue.

Physician practice salaries, benefits and other expenses for 2010 were $261.5 million, or 72.0% of net revenue, compared to $225.8 million, or 72.7% of net revenue for 2009. These costs increased by $35.7 million, or 15.8%. The increase in practice costs is largely related to the increase in the number of hospitalists added through hiring and acquisitions during the year.

General and administrative expenses increased $8.6 million, or 16.6%, to $59.9 million, or 16.5% of net revenue for 2010, as compared to $51.3 million, or 16.5% of net revenue for 2009. The increase in expense is primarily the result of increased stock based compensation due to IPC’s higher stock price, the opening of several new regional offices to support the five new markets entered by acquisitions, additional corporate development, legal and compliance staff to support the higher level of acquisitions in 2010, and increased finance and information technology costs to support the continuing growth of operations. The increase in stock based compensation expense as a percentage of revenue increased the overall general and administrative percentage by 34 basis points for 2010 compared to 2009.

Income from operations increased $9.0 million, or 29.6%, to $39.3 million, as compared to $30.3 million for 2009. The operating margin increased to 10.8% for 2010 compared to 9.8% for 2009. Included in income from operations in the fourth quarter of 2009 was a professional liability settlement in excess of third party insurance coverage in the amount of $750,000. Excluding this item, the operating margin improvement was 80 basis points.

The effective tax rate for the years ended December 31, 2010 and 2009 was 38.2%.

Net income increased to $24.3 million for 2010, as compared to $18.6 million for 2009, and the net income margin increased to 6.7% from 6.0% for the same period in the prior year. Diluted earnings per share for 2010 was $1.46, compared to diluted earnings per share of $1.14 for 2009, an increase of 28.1%.

As of December 31, 2010, IPC had approximately $48.8 million in liquidity, comprised of $18.9 million in cash and cash equivalents, no debt outstanding and an available line of credit of $29.9 million.

Net cash provided by operating activities for 2010 increased to $29.6 million compared to $23.5 million for 2009. Days sales outstanding (DSO) decreased to 51 DSO as of December 31, 2010, compared to 54 DSO as of December 31, 2009. During 2010, cash of $41.2 million was used for physician practice acquisitions and earn-out payments on prior acquisitions compared to $20.2 million used in 2009.

2011 Guidance

The Company is providing guidance for the full year 2011 and expects revenue to be in the range of $446 million to $455 million and earnings per diluted share to be in the range of $1.78 to $1.86. The Company has provided this outlook based on the following assumptions: (i) weighted average shares outstanding of 16.7 million for the year, (ii) a 38.0% effective tax rate, (iii) $ 4.3 million in stock based compensation expense, and (iv) depreciation and amortization expense of $3.7 million. Not included in the assumptions are new market acquisitions completed after today’s date.

Conference Call Information

IPC The Hospitalist Company will host an investor conference call to review the quarterly results at 5:00 p.m. ET (2:00 p.m. PT) today. To participate in the conference call, please dial 877-225-7695 (USA) or 720-545-0027 (International). In addition, a dial-up replay of the conference call will be available beginning March 7, 2011 at 8:00 p.m. ET (5:00 p.m. PT) and ending on March 21, 2011 at 11:59 p.m. The replay telephone number is 800-642-1687 (USA) or 706-645-9291 (International); please use the conference ID 42776566 to access the replay. A live webcast of the call will also be available from the Investor Relations section on the corporate web site at http://www.hospitalist.com. A webcast replay can be accessed on the corporate web site beginning March 7, 2011 at approximately 8:00 p.m. ET (5:00 p.m. PT) and will remain available until March 22, 2011 at 11:59 p.m.

About IPC The Hospitalist Company

IPC The Hospitalist Company, Inc. (NASDAQ: IPCM) is a leading national hospitalist physician group practice focused on the delivery of hospitalist medicine services. IPC’s physicians and affiliated providers manage the care of hospitalized patients in coordination with primary care physicians and specialists. The Company provides its hospitalists with the comprehensive training, information technology, and management support systems necessary to improve the quality and reduce the cost of inpatient care in the facilities it serves. For more information, visit the IPC website at www.hospitalist.com.

Safe Harbor Statement

Certain statements and information in this press release may be deemed to be “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Forward-looking statements in this press release may include, but are not limited to, those statements set forth under the section titled “Guidance” regarding projected operating results, revenues, earnings, and IPC’s growth opportunities and strategy. Forward-looking statements are often characterized by terminology such as “believe”, “hope”, “may”, “anticipate”, “should”, “intend”, “plan”, “will”, “expect”, “estimate”, “project”, “positioned”, “strategy” and similar expressions. Any forward-looking statements are necessarily based on a variety of estimates and assumptions which, though considered reasonable by the Company, may not be realized and are inherently subject to significant business, economic, competitive, industry, regulatory, market and financial uncertainties and contingencies, many of which are and will be beyond IPC’s control. Important risks and uncertainties that could cause actual results, developments and business decisions to differ materially from those contemplated by any forward-looking statements are described in IPC’s most recent Annual Report on Form 10-K, including the section titled “Risk Factors” and actual results could differ materially from those anticipated in forward-looking statements.

In particular the following risks and uncertainties may have such an impact:

•	failure to comply with complex and intensive government regulation of our industry;

•	the adequacy of IPC’s insurance coverage and insurance reserves;

•	IPC’s ability to recruit and retain qualified physicians;

•	IPC’s ability to successfully complete and integrate new acquisitions;

•	the effect of changes in rates or methods of third-party reimbursement; and

•	the high level of competition in IPC’s industry.

IPC undertakes no obligation following the date of this press release to update or revise any such statements or projections whether as a result of new information, future events, or otherwise.

IPC The Hospitalist Company, Inc.

Consolidated Balance Sheets

(dollars in thousands, except for share data)

	As of December 31,
	2010	2009
Assets
Current assets:
Cash and cash equivalents	$18,935	$31,473
Accounts receivable, net	54,161	48,276
Prepaid expenses and other current assets	9,672	8,531

Total current assets	82,768	88,280
Property and equipment, net	4,100	3,011
Goodwill	149,289	91,701
Other intangible assets, net	2,282	2,776
Deferred tax assets, net	2,323	2,444

Total assets	$240,762	$188,212

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued liabilities	$51,344	$31,295
Deferred tax liabilities	784	134

Total current liabilities	52,128	31,429
Long-term liabilities	14,169	11,706

Total liabilities	66,297	43,135
Stockholders’ equity:
Preferred stock, $0.001 par value, 15,000,000 shares authorized, none issued	—	—
Common stock, $0.001 par value, 50,000,000 shares authorized, 16,287,377 and 16,161,813 shares issued and outstanding at December 31, 2010 and 2009, respectively	16	16
Additional paid-in capital	130,661	125,527
Retained earnings	43,788	19,534

Total stockholders’ equity	174,465	145,077

Total liabilities and stockholders’ equity	$240,762	$188,212

IPC The Hospitalist Company, Inc.

Consolidated Statements of Income

(dollars in thousands, except for per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009

Net revenue	$97,162	$82,160	$363,402	$310,521
Operating expenses:
Cost of services—physician practice salaries,benefits and other	68,760	59,085	261,523	225,801
General and administrative	16,167	13,411	59,871	51,338
Depreciation and amortization	706	596	2,689	2,295
Professional liability settlement	—	750	—	750

Total operating expenses	85,633	73,842	324,083	280,184

Income from operations	11,529	8,318	39,319	30,337
Investment income	8	6	23	84
Interest expense	(38)	(22)	(104)	(293)

Income before income taxes	11,499	8,302	39,238	30,128
Income tax provision	4,480	2,936	14,984	11,501

Net income	$7,019	$5,366	$24,254	$18,627

Net income per share:
Basic	$0.43	$0.33	$1.49	$1.16

Diluted	$0.42	$0.32	$1.46	$1.14

Weighted average shares:
Basic	16,277,063	16,149,409	16,249,096	16,115,993

Diluted	16,656,485	16,532,069	16,595,264	16,367,106

IPC The Hospitalist Company, Inc.

Consolidated Statements of Cash Flows

(dollars in thousands)

	Years Ended December 31,
	2010	2009
Operating activities
Net income	$24,254	$18,627
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,689	2,295
Stock-based compensation expense	3,192	1,957
Tax liability reduction for uncertain tax positions	(240)	(30)
Deferred income taxes	771	701
Change in acquisition fair value	194	(158)
Changes in assets and liabilities:
Accounts receivable	(5,885)	(3,802)
Prepaid expenses and other current assets	(1,117)	(450)
Accounts payable and accrued expenses	(375)	(581)
Accrued compensation	4,455	3,785
Medical malpractice and self-insurance reserves	2,446	390
Accrued professional liability settlement	(750)	750

Net cash provided by operating activities	29,634	23,484

Investing activities
Acquisitions of physician practices	(41,232)	(20,162)
Purchase of furniture and equipment	(2,658)	(1,950)

Net cash used in investing activities	(43,890)	(22,112)

Financing activities
Repayments of long-term debt, net	(224)	(8,839)
Net proceeds from issuance of common stock	1,469	736
Excess tax benefits from stock-based compensation	473	810

Net cash provided by (used in) financing activities	1,718	(7,293)

Net decrease in cash and cash equivalents	(12,538)	(5,921)
Cash and cash equivalents, beginning of period	31,473	37,394

Cash and cash equivalents, end of period	$18,935	$31,473

IPC The Hospitalist Company, Inc.

Operating Data

(unaudited)

Patient Encounter Data:

The following is a summary of the quarterly and annual encounters for 2009 and 2010 (in thousands):

	Quarters Ended
	Mar 31	Jun 30	Sep 30	Dec 31	Year Ended
	2009	2009	2009	2009	December 31, 2009

Patient encounters	810	796	823	865	3,294

	Quarters Ended
	Mar 31	Jun 30	Sep 30	Dec	Year Ended
	2010	2010	2010	2010	December 31, 2010

Patient encounters	927	920	957	1,006	3,810

Employee Data:

The following is a summary of our affiliated hospitalists employed or contracted at the end of eight consecutive quarters ended December 31, 2010:

	Quarters Ended
	Mar 31	Jun 30	Sep 30	Dec 31	Mar 31	Jun 30	Sep 30	Dec 31
	2009	2009	2009	2009	2010	2010	2010	2010

Employed physicians	589	606	665	703	704	706	742	855
Nurse practitioners and physician assistants	85	85	104	105	107	117	119	177
Independent contracted physicians	167	187	216	228	221	214	192	195

Total	841	878	985	1,036	1,032	1,037	1,053	1,227